Exhibit 99.1


      MOD-PAC CORP. Reports Third Quarter 2006 Financial Results


    --  Custom folding cartons product line grows 21.1%

    --  Personalized print grows 34% over prior year period

    --  Sequentially by quarter, net loss is reduced on higher sales

    --  Year-to-date core product lines sales grow 22.2%

    Business Editors

    BUFFALO, N.Y.--(BUSINESS WIRE)--Nov. 8, 2006--MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today reported revenue of $11.5 million for the third quarter of 2006, which ended September 30, 2006. This compares with revenue of $14.2 million for the third quarter of 2005. Net loss for the third quarter this year was $0.7 million, or $0.21 per diluted share compared with net income of $0.8 million, or $0.22 per diluted share, in the same period last year.

    Impacting the quarter-to-quarter revenue comparative was $1.8 million in amortization in the third quarter of 2005 for contract buy-out fees and $3.1 million in commercial print sales to a former customer that elected to take its printing in house effective September 2005. The former customer paid $22 million in September 2004 for the contract buyout, which had been amortized over a 16-month period. In the fourth quarter of 2005, the final $14.1 million of the contract buy-out fee was fully amortized.

    Sequentially, revenue and net loss for the third quarter improved over the second quarter this year. Revenue increased $0.5 million, or 4.7%, while net loss was reduced by $0.3 million, or 28.7%. On a per share basis, the loss was reduced by $0.08 per share.

    Revenue

    Custom folding carton product line sales in the 2006 third quarter were $7.3 million, a $1.3 million increase over third quarter 2005 sales for this product line. The Company continues to capture incremental business from existing customers and attract new customers. Custom folding carton's growth offset some of the decline in the commercial print line when compared with last year's third quarter.

    Commercial print sales were $0.4 million in this year's third quarter compared with $3.1 million last year. Excluding the royalty fee impact, commercial print revenue in the third quarter of last year would have been $1.5 million compared with $0.4 million in commercial print in the third quarter of this year. On a sequential basis, commercial print sales grew 33.5% compared with the second quarter of 2006.

    Total web-based sales for this year's third quarter increased to $0.4 million, a 51% increase from $0.3 million in the third quarter last year and down from $0.5 million in the second quarter of 2006. Web-based sales include commercial print sales for MOD-PAC's website PrintLizard.com(R) and personalized print sales from its webstore, PartyBasics.com(R), and through other internet stores which rely on MOD-PAC to provide their customers with personalized print products such as special event napkins.

    Other commercial print sales include wholesale sales through various distributor channels. For the first nine months of the year, revenue through distributor channels was $0.6 million. The Company announced the addition of its second major distributor relationship in the third quarter. Development of sales through distributors has taken longer than originally anticipated as relationships are established with each individual sales representative within a distributor channel customer.

    Personalized print had sales of $1.2 million in the third quarter. Sales grew 34%, or $0.3 million, compared with the third quarter of 2005. The increase was primarily the result of its internet wholesale strategy.

    Revenue in the third quarter for the stock box product line was $2.4 million, a 7.4% increase from the same period last year.

    Daniel G. Keane, President and Chief Executive Officer of MOD-PAC CORP. commented, "We believe our strategy to expand the channels through which we sell our products, to increase the number of products available to each channel and to leverage our value added services across more of our product lines will continue to generate accelerating sales growth. Our newest product line, commercial print, is still in the early stages of development, whereas our more mature custom folding carton line reflects the success of our strategy. As we continue to develop our service offering with capabilities such as asset management and to expand the functionality of our private label web to print stores, we expect to accelerate market penetration with our distributors. We are assertively working to build and expand our relationships and sales with current and new channel partners.

    Costs and Expenses

    Gross margin for the third quarter of 2006 was 11.2% compared with 17.7% last year, excluding the contract buy-out fee amortization, or 28.3% including the amortization. Gross margin improved 4.5% over the gross margin in the second quarter of this year. The decline in gross margin on a quarter over quarter basis was a result of a number of factors, including the loss in commercial print volume resulting in underutilization of manufacturing capacity, as well as changes in product mix. The sequential improvement in gross margin is a result of higher sales and improved sales mix.

    Selling, general and administrative (SG&A) expenses were $2.3 million in the third quarter of 2006, or 20.2% of revenue, compared with expenses of $2.7 million, or 18.9% of revenue, in the same period last year. The decrease in absolute expenses was primarily the result of reduced website advertising in the third quarter of this year.

    Nine Month Review

    For the first nine months of the fiscal year, revenue was $34.0 million compared with $46.7 million in the same period in 2005. Last year's first nine months included $12.1 million in commercial print sales, $2.2 million in royalty fees, and the buyout fee amortization of $5.5 million associated with the Company's former customer. Year to date, custom folding cartons sales has grown 24.4%, or $4.3 million, personalized print has increased 44.6% or $1.2 million, and stock boxes has grown 7.9% or $0.5 million. In total, excluding the commercial print line and the amortization fee, combined sales of MOD-PAC's historic core product lines grew $6.0 million, or 22.4% which has offset 45% of the full year to date decline in commercial print sales.

    Gross margin for the first nine months of 2006 was 8.5%, down from 19.6%, excluding the contract buy-out fee amortization, or 29.0% including the amortization. SG&A expenses were $7.2 million, or 21.3% of sales in the first nine months of 2006, a $0.9 million decrease from $8.1 million, or 17.3% of sales during the same period last year. Net loss for the nine month period was $2.9 million, or $0.83 per diluted share, compared with net income of $3.0 million, or $0.79 per diluted share, for the same period of the previous year.

    Liquidity

    Cash, cash equivalents and temporary investments decreased from $3.9 million at December 31, 2005, to $2.5 million at the end of the third quarter. Sequentially, the cash, cash equivalents and temporary investments were up slightly by $0.1 million from the end of the second quarter.

    The first nine months of 2006 included cash used by operating activities of $0.8 million which was net of income tax refunds of $1.3 million during the period.

    Capital expenditures for the quarter were $0.2 million and were $0.5 million for the first nine months of 2006, down from $3.5 million in the first nine months of 2005. Depreciation and amortization for the quarter and first nine months of the year were $1.2 million and $3.8 million, respectively.

    The Company believes that cash, cash equivalents and temporary investments are sufficient to meet requirements for the balance of the fiscal year. In addition, the Company has access to a $6 million discretionary line of credit with a commercial bank of which $0.3 million is in use through standby letters of credit.

    There were no share repurchases by the Company during the first nine months of 2006. The Company has authorization to repurchase
100,885 shares.

    Webcast and Conference Call

    The release of the financial results will be followed today by a company-hosted teleconference at 10:30 a.m. ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

    The MOD-PAC CORP. conference call can be accessed the following ways:

    --  The live webcast can be found at http://www.modpac.com.
        Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

    -- The teleconference can be accessed by dialing (913) 981-4901 approximately 10 minutes prior to the call.

    To listen to the archived call:

    -- The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available.

    -- A replay can also be heard by calling (719) 457-0820 and entering passcode 1352642. The telephonic replay will be available from 1:30 p.m. ET the day of the teleconference through Wednesday, November 15, 2006.

    ABOUT MOD-PAC CORP.

    MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized "SuperPrint" facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

    MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC's strategy is to expand its market share by leveraging its capabilities and flexibility to meet the growing customized needs of its customers.

    Additional information on MOD-PAC can be found at its website: http://www.modpac.com

    Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.


                            MOD-PAC CORP.
                  CONSOLIDATED INCOME STATEMENT DATA
----------------------------------------------------------------------
                             (unaudited)

(in thousands except per share data)

                           Three months ended     Nine months ended
                          9/30/2006  10/1/2005   9/30/2006  10/1/2005
                         ---------------------- ----------------------
Revenue
  Product sales          $   11,326 $   12,278  $   33,559 $   40,894
  Contract buy-out fee            -      1,834           -      5,500
  Rent                          143        122         416        341
                         ---------------------------------------------
Total Revenue                11,469     14,234      33,975     46,735
Cost of products sold        10,183     10,208      31,088     33,161
                         ---------------------- ----------------------
Gross profit             $    1,286 $    4,026  $    2,887 $   13,574
  Gross profit margin          11.2%      28.3%        8.5%      29.0%
Selling, general and
 administrative expense  $    2,317 $    2,694  $    7,221 $    8,098
                         ---------------------- ----------------------
(Loss) income from
 operations              $   (1,031)$    1,332  $   (4,334)$    5,476
  Operating profit margin      -9.0%       9.4%      -12.8%      11.7%
Interest expense         $      (54)$      (52) $      (89)$      (15)
Other income                     10         12          58          9
Provision for taxes            (358)       475      (1,495)     2,474
                         ---------------------- ----------------------
Net (Loss) Income        $     (717)$      817  $   (2,870)$    2,996
                         ====================== ======================

Basic (loss) earnings per
 share:                  $    (0.21)$     0.23  $    (0.83)$     0.82
Diluted (loss) earnings
 per share:              $    (0.21)$     0.22  $    (0.83)$     0.79

Weighted average diluted
 shares outstanding           3,443      3,726       3,441      3,772


                            MOD-PAC CORP.
                      PRODUCT LINE REVENUE DATA
                             (unaudited)

($, in thousands)


                                         Three Months Ended
                                        9/30/2006  10/1/2005 % change
                                       -------------------------------

Custom Folding Cartons                 $    7,260 $    5,996     21.1%
Commercial Printing                           430      3,115    -86.2%
Stock Box                                   2,449      2,281      7.4%
Personalized printing                       1,187        886     34.0%

                                       -------------------------------
Total                                  $   11,326 $   12,278     -7.8%
                                       ===============================


                                Nine Months Ended             2006 YTD
                                                               % of
                               9/30/2006  10/1/2005 % change    Total
                              ----------------------------------------

Custom Folding Cartons        $   21,877 $   17,584     24.4%    65.2%
Commercial Printing                  967     14,265    -93.2%     2.9%
Stock Box                          6,954      6,444      7.9%    20.7%
Personalized printing              3,761      2,601     44.6%    11.2%

                              ----------------------------------------
Total                         $   33,559 $   40,894    -17.9%   100.0%
                              ========================================


                            MOD-PAC CORP.
                   CONSOLIDATED BALANCE SHEET DATA
----------------------------------------------------------------------

(in thousands)
                                              9/30/2006   12/31/2005
                                              (unaudited)
                                              ------------------------
ASSETS:
----------------------------------------------
Cash and cash equivalents                     $    1,471  $     1,178
Temporary investments                              1,000        2,700
Trade accounts receivable:
  Customers                                        4,890        4,425
  Allowance for doubtful accounts                   (156)         (42)
                                              ------------------------
Net trade accounts receivable                      4,734        4,383
Inventories:
  Finished goods                                   1,686        1,583
  Work in progress                                   218          104
  Raw materials                                    1,208        1,201
                                              ------------------------
                                                   3,112        2,888
Refundable income taxes                              575        1,199
Prepaid expenses                                     412          423
                                              ------------------------
  Total current assets                            11,304       12,771

Property, plant and equipment, at cost            64,888       64,363
  Less accumulated depreciation and
   amortization                                  (38,443)     (34,678)
                                              ------------------------
    Net property, plant and equipment             26,445       29,685
Other assets                                       1,284        1,268
                                              ------------------------
  Total assets                                $   39,033  $    43,724
                                              ========================

LIABILITIES AND SHAREHOLDERS' EQUITY:
----------------------------------------------
Current maturities of long-term debt          $       55  $        87
Accounts payable                                   3,439        3,489
Accrued expenses                                     887        1,696
                                              ------------------------
  Total current liabilities                        4,381        5,272

Long-term debt                                     1,936        1,969
Other liabilities                                     31          428
Deferred income taxes                              2,594        3,457
Shareholders' equity                              30,091       32,598
                                              ------------------------
  Total liabilities and shareholders' equity  $   39,033  $    43,724
                                              ========================


                            MOD-PAC CORP.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
----------------------------------------------------------------------
                             (unaudited)
(in thousands)
                                                   Nine months ended
                                                 9/30/2006  10/1/2005
                                                 ---------------------
Cash Flows from Operating Activities:
  Net (loss) income                                $(2,870)   $ 2,996
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
   Depreciation and amortization                     3,792      4,369
   Provision for doubtful accounts                     114          3
   Stock option compensation expense                   319          -
   Deferred income - advanced payment from
    VistaPrint                                           -     (5,500)
   Deferred income taxes                              (863)     2,043
   Other liabilities                                  (397)        36
   Cash flow from change in operating assets and
    liabilities:
      Accounts receivables                            (465)       650
      Inventories                                     (224)       (21)
      Prepaid expenses                                  10       (279)
      Accounts payable                                 (50)       960
      Refundable or payable income taxes               624     (7,609)
      Accrued expenses                                (809)      (311)
                                                 ---------------------
  Net cash used in operating activities            $  (819)   $(2,663)
                                                 ---------------------

Cash Flows from Investing Activities
  Sale of temporary assets                         $ 1,700    $ 8,558
  Change in other assets                               (44)        42
  Capital expenditures (net)                          (525)    (3,507)
                                                 ---------------------
  Net cash provided by investing activities        $ 1,131    $ 5,093
                                                 ---------------------

Cash Flows from Financing Activities
  Principal payments on long-term debt and
   capital lease                                   $   (65)   $   (63)
  Proceeds from issuance of stock                       46        504
  Purchase of treasury stock                             -     (3,522)
                                                 ---------------------
  Net cash used in financing activities            $   (19)   $(3,081)
                                                 ---------------------

Net increase (decrease) in cash and cash
 equivalents                                           293       (651)

Cash and cash equivalents at the beginning of
 year                                                1,178      2,584
                                                 ---------------------
Cash and cash equivalents at end of period         $ 1,471    $ 1,933
                                                 =====================



    CONTACT: Kei Advisors LLC
             Deborah K. Pawlowski, 716-843-3908
             Dpawlowski@keiadvisors.com